NEWS

  5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE Tuesday, November 16, 2004	SYMBOL: TECD TRADED: NASDAQ/NMS

Tech Data Corporation Commences Exchange Offer for Its Outstanding 2%
Convertible Subordinated Debentures Due 2021

CLEARWATER, FLA. - Tech Data Corporation today announced that it has commenced an offer to exchange $290 million principal amount of new 2% convertible subordinated debentures due 2021(“New Debentures”) for an equal amount of its currently outstanding 2% convertible subordinated debentures due 2021.

     Tech Data has commenced the exchange offer because of the adoption of Emerging Issues Task Force (“EITF”) Issue No. 04-8, “The Effect of Contingently Convertible Instruments on Diluted Earnings per Share” by the Financial Accounting Standards Board. EITF 04-8 is expected to be effective for periods ending after December 15, 2004, and will change the accounting rules applicable to Tech Data’s existing 2% convertible debentures by requiring Tech Data to include the common stock issuable upon conversion of the debentures in its fully diluted shares outstanding for purposes of calculating diluted earnings per share. Under EITF 04-8 the existing debentures will be dilutive even if the conditions to conversion are not satisfied and will also require retroactive restatement of prior periods’ results.

     The New Debentures being offered in the exchange provide that, upon conversion, Tech Data would pay to the holder cash equal to the principal amount of the debentures being converted and would pay the remainder of the conversion value in excess of the principal amount, if any, in Tech Data common stock. Under EITF 04-8 and EITF 90-19, Tech Data would not be required to include any shares issuable upon conversion of the New Debentures in its fully diluted shares outstanding calculation until the market price of Tech Data’s common stock exceeds the conversion price, and would then only have to include the number of shares as would then be issuable based upon the in-the-money value at the time of the conversion required under the New Debentures.

     The New Debentures will require Tech Data to pay only cash (in lieu of cash, shares or a combination of cash and shares) when Tech Data repurchases the New Debentures at the option of the holders. The New Debentures will also provide for an increase in the conversion rate for holders who convert the New Debentures following any cash dividends or distributions and upon the occurrence of certain change in control events unless the acquirer is a public acquirer, in which case, at Tech Data’s option, the New Debentures may instead become contingently convertible into the common stock of the public acquirer, subject to the net share settlement provisions. In addition, the New Debentures will require the amount of contingent interest payable, if any, to be equal to 0.15% of the average of the last reported New Debentures’ sale price during the specified period.

     The exchange offer will expire at midnight Eastern Standard Time on December 14, 2004, unless extended or earlier terminated by Tech Data.

     Tech Data urges investors and security holders to read the exchange offer materials, including the prospectus, registration statement on Form S-4, Schedule TO and the related materials. Investors and security holders may obtain the prospectus and related materials through the information agent for the exchange offer, Georgeson Shareholder Communications Inc., 17 State Street, 10th Floor, New York, NY, 10004 at (866) 873-6991 (toll-free) or (212) 440-9800 (banks and brokerage firms) or by email at techdata@gscorp.com. Banc of America Securities LLC is acting as the exclusive dealer manager for the exchange offer. Questions regarding the exchange offer may be directed to Banc of America Securities LLC, Equity-Linked Liability Management at (888) 583-8900, x2200 (toll-free) or (212) 933-2200.

     A registration statement relating to the New Debentures to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. The New Debentures may not be issued, nor may the exchange offer be accepted, prior to the time the registration statement becomes effective. This press release is neither an offer to sell nor a solicitation of an offer to buy. There shall not be any sale of the new debentures to be issued in the exchange in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such state.

Forward-Looking Statements

     Certain matters discussed in this news release are forward-looking statements regarding the timing of the exchange offer and the accounting treatment of the existing debentures and New Debentures. Tech Data’s ability to complete the exchange offer will depend, among other things, on market conditions and there can be no assurance that Tech Data will complete the exchange offer on the anticipated terms or at all. In addition, the inclusion or exclusion of shares issuable upon conversion of the existing debentures and the New Debentures from fully diluted shares outstanding is based on current accounting guidance, which could change in the future. Factors affecting the company’s business are contained in the company’s periodic flings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com.

About Tech Data

     Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 111th on the FORTUNE 500, the company and its subsidiaries serve more than 90,000 technology resellers in the United States,

Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes pre- and post-sale training and technical support, financing options and configuration services as well as a full range of electronic commerce solutions. The company generated sales of $17.4 billion for its most recent fiscal year, which ended January 31, 2004.

FOR MORE INFORMATION CONTACT:
Jeffery P. Howells, Executive Vice President and Chief Financial Officer
727-538-7825 (Jeffery.Howells@techdata.com)

     or
Danyle L. Anderson, Director of Investor Relations and Shareholder Services
727-538-7866 (Danyle.Anderson@techdata.com)